Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces First Quarter 2009 Results
New Orleans, LA — April 28, 2009 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $56.8 million and diluted earnings per share of $0.72 on revenue of $437.1 million for the first quarter of 2009, as compared with net income of $99.5 million, or $1.21 diluted earnings per share on revenue of $441.4 million for the first quarter of 2008. Results for the first quarter of 2008 included revenue of $55.1 million and $0.51 in diluted earnings per share attributable to the operations of SPN Resources and the gain associated with the sale of 75% of the Company’s interest in that entity in March 2008.
Factors impacting the first quarter include the following:
•	Well Intervention Segment revenue of $288.1 million increased 23% over the first quarter of 2008 (“year-over-year”) and decreased 5% as compared with the fourth quarter of 2008 (“sequential”). The sequential decrease was due to lower demand for production-related services, primarily in domestic land market areas.
•	Rental Tools Segment revenue was $125.9 million, a 3% decrease year-over-year and 16% decrease sequentially, primarily due to decreased rentals of accommodations and stabilization equipment.
•	Marine Segment revenue of $23.1 million was unchanged year-over-year and decreased 39% sequentially. The sequential decrease is primarily due to lower utilization.
•	Earnings from equity-method investments of $2.3 million include unrealized earnings of $3.2 million from hedging contracts.
•	The Company’s interest expense includes a non-cash component of $4.4 million and $4.1 million for the first quarter of 2009 and first quarter of 2008, respectively. In January 2009, the Company adopted Financial Accounting Standards Board Staff Position APB 14-1 which changed the accounting for the Company’s 1.5% senior exchangeable notes.
•	Gulf of Mexico revenue was approximately $261 million, revenue from domestic land market areas was approximately $103 million and international revenue was approximately $73 million, as compared with fourth quarter 2008 revenue of approximately $270 million from the Gulf of Mexico, $141 million from domestic land market areas and $81 million from the international market areas.

Terence Hall, Chairman and CEO of Superior, commented, “While year-over-year revenues were virtually unchanged, sequential declines were due to the combination of the rapid and significant decrease in activity in domestic markets and typical seasonal factors in the Gulf of Mexico. While we do not have the visibility to predict the duration or depth of the current industry down cycle, we believe our diversified business mix and production-oriented focus on well intervention services should continue to lessen the impact associated with the overall decline in drilling and other industry activity as it did in the first quarter.”
Well Intervention Segment
First quarter revenue for the Well Intervention Segment was $288.1 million, a 23% increase year-over-year and a 5% decrease sequentially. Income from operations was $61.7 million, or 21% of segment revenue as compared with $50.8 million, or 22% of segment revenue, in the first quarter of 2008, and $67.5 million, or 22% of segment revenue, in the fourth quarter of 2008. The domestic land markets experienced the largest activity declines, with services such as coiled tubing, cased hole wireline and well control services showing the biggest decreases in utilization and pricing. In the Gulf of Mexico, activity declines in hydraulic workover, snubbing and cased hole wireline were more than offset by increased activity for marine engineering and project management services in the shallow water Gulf of Mexico related to the ongoing platform removal project.
Rental Tools Segment
Quarterly revenue for the Rental Tools Segment was $125.9 million, 3% lower year-over-year and 16% lower sequentially. Income from operations was $35.3 million, or 28% of segment revenue, as compared with $45.8 million, or 35% of segment revenue in the first quarter of 2008, and $50.7 million, or 34% of segment revenue in the fourth quarter of 2008. Sequentially, demand decreased for accommodations and stabilization equipment in the domestic land markets. International rentals decreased primarily due to lower demand for drill pipe in the North Sea and Latin America.
Marine Segment
Marine Segment revenue was $23.1 million, unchanged year-over-year and a 39% decrease sequentially. Income from operations was $2.8 million, or 12% of segment revenue, up from $2.6 million, or 11% of segment revenue in the first quarter of 2008, and down from $13.1 million, or 34% of segment revenue in the fourth quarter of 2008. Average daily revenue in the first quarter was approximately $257,000, inclusive of subsistence revenue, as compared with approximately $254,000 per day in the first quarter of 2008 and approximately $415,000 in the fourth quarter of 2008. Average fleet utilization was 48% as compared with 49% in the first quarter of 2008 and 76% in the fourth quarter of 2008. Income from operations as a percentage of revenue significantly decreased from the fourth quarter of 2008 as a result of lower dayrates and lower utilization across most liftboat classes due to seasonal factors. In addition, the 230-ft. class Superior Champion was idle for the entire quarter due to mandatory U.S. Coast Guard inspections and major upgrades.

During the second quarter, the 245-ft. class Superior Gale will perform an 80-day project in the Bay of Campeche, marking the first time in Company history that one of the Company’s liftboats will work in Mexican waters.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended March 31, 2009
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	10	$8,468	36.1%
160’-175’	8	10,931	48.8%
200’	5	17,396	54.9%
230’-245’	3	27,531	47.0%
250’	2	38,090	88.9%
Equity-Method Investments
The $2.3 million in earnings from equity-method investments in the first quarter of 2009 includes $3.2 million of the Company’s share of non-cash unrealized earnings associated with mark-to-market changes in the value of outstanding hedging contracts. The mark-to-market changes were due to changes in natural gas and oil prices, the volatility of which makes these changes unpredictable. First quarter production was approximately 4,500 barrels of oil equivalent (“boe”) per day, net to the Company’s interest, as compared with fourth quarter production of approximately 3,200 boe per day, net to the Company’s interest.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Wednesday, April 29, 2009. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-205-0066. For those who cannot listen to the live call, a telephonic replay will be available through Wednesday, May 6, 2009 and may be accessed by calling 303-590-3000 and using the pass code 11129312#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2009 and 2008
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
		As Adjusted
		(Note 1)

Oilfield service and rental revenues	$437,109	$386,319
Oil and gas revenues	—	55,072

Total revenues	437,109	441,391

Cost of oilfield services and rentals	222,465	191,132
Cost of oil and gas sales	—	12,986

Total cost of services, rentals and sales	222,465	204,118

Depreciation, depletion, amortization and accretion	49,868	41,879
General and administrative expenses	64,986	69,606
Gain on sale of businesses	—	37,888

Income from operations	99,790	163,676

Other income (expense):
Interest expense, net	(12,420)	(12,138)
Interest income	51	905
Other expense	(919)	(950)
Earnings from equity-method investments, net	2,256	3,957

Income before income taxes	88,758	155,450

Income taxes	31,953	55,921

Net income	$56,805	$99,529

Basic earnings per share	$0.73	$1.23

Diluted earnings per share	$0.72	$1.21

Weighted average common shares used in computing earnings per share:
Basic	78,032	80,776

Diluted	78,428	82,086

Note 1
On January 1, 2009, we adopted Financial Accounting Standards Board Staff Position APB 14-1 which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Statement of Operations for the months ended March 31, 2008 has been adjusted to comply with FSP APB 14-1 on a retrospective basis.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND DECEMBER 31, 2008
(in thousands)

	3/31/2009	12/31/2008
	(unaudited)	(audited)
		As Adjusted
		(Note 1)

ASSETS

Current assets:
Cash and cash equivalents	$110,374	$44,853
Accounts receivable, net	353,429	360,357
Income taxes receivable	3,092	—
Prepaid expenses	30,912	18,041
Other current assets	293,286	223,598

Total current assets	791,093	646,849

Property, plant and equipment, net	1,144,486	1,114,941
Goodwill, net	477,189	477,860
Equity-method investments	119,400	122,308
Intangible and other long-term assets, net	127,150	128,187

Total assets	$2,659,318	$2,490,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,586	$87,207
Accrued expenses	146,437	152,536
Income taxes payable	—	20,861
Deferred income taxes	67,815	36,830
Current maturities of long-term debt	810	810

Total current liabilities	274,648	298,244

Deferred income taxes	241,969	246,824
Long-term debt, net	792,204	654,199
Other long-term liabilities	36,968	36,605

Total stockholders’ equity	1,313,529	1,254,273

Total liabilities and stockholders’ equity	$2,659,318	$2,490,145

Note 1
On January 1, 2009, we adopted Financial Accounting Standards Board Staff Position APB 14-1 which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Balance Sheet as of December 31, 2008 has been adjusted to comply with FSP APB 14-1 on a retrospective basis.

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended March 31, 2009, December 31, 2008 and March 31, 2008
(Unaudited)
(in thousands)

	Three months ended,
	March 31, 2009	December 31, 2008	March 31, 2008
Revenue
Well Intervention	$288,057	$304,417	$234,115
Rental Tools	125,944	149,239	130,327
Marine	23,108	38,140	23,089
Oil and Gas	—	—	55,072
Less: Oil and Gas Eliminations (2)	—	—	(1,212)

Total Revenues	$437,109	$491,796	$441,391

	Three months ended,
	March 31, 2009	December 31, 2008	March 31, 2008
Gross Profit (1)
Well Intervention	$122,568	$134,073	$101,716
Rental Tools	83,908	102,533	86,227
Marine	8,168	19,721	7,244
Oil and Gas	—	—	42,086

Total Gross Profit	$214,644	$256,327	$237,273

	Three months ended,
	March 31, 2009	December 31, 2008	March 31, 2008
Income from Operations
Well Intervention	$61,700	$67,474	$50,778
Rental Tools	35,309	50,709	45,757
Marine	2,781	13,146	2,578
Oil and Gas	—	—	64,563

Total Income from Operations	$99,790	$131,329	$163,676

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Oil and gas eliminations represent products and services from the Company’s segments provided to the Oil and Gas Segment.